Exhibit 99.1

Chimerix to Present at the 20th Annual BioCentury NewsMakers Conference

Brincidofovir (CMX001) Analyst/Investor Update Presentation Available

on Chimerix Website

DURHAM, NC, September 18, 2013 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, announced today that Kenneth I. Moch, President and CEO of Chimerix, will be presenting at the 20th Annual BioCentury “NewsMakers in the Biotech Industry” Conference on Friday, September 27, 2013 at 10:30 a.m. EDT at the Millennium Broadway Hotel in New York City. An audio webcast of the presentation will be available on the Investor Relations section of Chimerix's website at http://ir.chimerix.com/events.cfm.

Brincidofovir (CMX001) Analyst/Investor Update Presentation Available on Website

Chimerix management hosted an analyst/investor presentation to provide an update on the clinical development of brincidofovir on September 17, 2013. The presentation included a review of results from Chimerix’s exploratory Phase 2 study evaluating brincidofovir in hematopoietic cell transplant (HCT) recipients with early adenovirus (AdV) infection, presented by Dr. Michael Grimley, Associate Professor of Clinical Pediatrics in the Division of Bone Marrow Transplant and Immune Deficiency at Cincinnati Children’s Hospital Medical Center, and the lead investigator in the Phase 2 study. In addition, Dr. Atul Humar, Professor in the Department of Medicine, Division of Infectious Diseases and Multi-Organ Transplantation at Toronto General Hospital reviewed the recently updated Consensus Guidelines for management of infectious complications including CMV in solid organ transplant recipients.

A webcast of the meeting and accompanying slide presentations are available on the Investor Relations section of Chimerix's website at http://ir.chimerix.com/events.cfm.

About Brincidofovir (CMX001)

Brincidofovir is an investigational oral nucleotide analog lipid-conjugate that has shown broad-spectrum antiviral activity against all five families of dsDNA viruses that affect humans, including herpesviruses such as CMV, adenoviruses, polyomaviruses such as BK virus, papillomaviruses, and orthopoxviruses. Brincidofovir has a favorable safety and tolerability profile, with no evidence of kidney or bone marrow toxicity in over 900 patients dosed with brincidofovir for prevention, preemptive therapy, or treatment of dsDNA viruses that cause disease in humans.

In a Phase 2 trial of 230 HCT recipients, brincidofovir demonstrated potential clinical utility in prevention of CMV infection. In this same CMV trial, brincidofovir-treated subjects had improvements in kidney function and hematuria (blood in the urine) when compared to placebo-treated subjects, suggesting that brincidofovir may reduce BKV-associated bladder and renal damage.

On September 9, 2013, Chimerix announced the initiation of its Phase 3 SUPPRESS trial evaluating brincidofovir 100 mg BIW for the prevention of CMV in HCT recipients.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

About Hematopoietic Cell Transplantation (HCT)

HCT is a medical procedure performed most frequently to treat patients with certain cancers of the blood and bone marrow, such as multiple myeloma or leukemia, or genetic diseases. For these patients, replacement of the blood forming system is the best therapeutic alternative. Because of chemotherapy and immunosuppressants that are used before, during and after the procedure, patients are highly susceptible to viral, bacterial and fungal infections. These infectious complications are a significant cause of morbidity and mortality following HCT.

About Chimerix

Chimerix, a biopharmaceutical company based in Durham, NC, is committed to the discovery, development and commercialization of novel, oral antiviral therapeutics designed to transform patient care in areas of high unmet medical need. Chimerix's proprietary lipid technology has given rise to two clinical-stage nucleotide analog lipid-conjugates, brincidofovir (CMX001) and CMX157, which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens. Brincidofovir has shown broad-spectrum activity against dsDNA viruses, including herpesviruses, adenoviruses and polyomaviruses. On September 9, 2013, Chimerix announced the initiation of its Phase 3 SUPPRESS trial evaluating brincidofovir 100 mg BIW for the prevention of CMV in HCT recipients. Chimerix's second product candidate, CMX157, an oral nucleotide analog for the treatment of HIV infection, was licensed to Merck in July 2012.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

jschepers@chimerix.com

919-287-4125

MEDIA CONTACT:

Tony Plohoros

tplohoros@6degreespr.com

908-940-0135

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146